WINNEBAGO IND. | GRAND DESIGN RECREATIONAL VEHICLES

Creating the Best RV Manufacturer in the Industry

COMPELLING STRATEGIC RATIONALE

- ✓ Accelerates Winnebago's expansion in the attractive towables market creating greater scale and a broader, more balanced portfolio to capture additional growth opportunities and deliver value
- ✓ Enhances competitive position across the RV industry through shared focus on quality products, dealer relationships and customer service and satisfaction
- ✓ Strengthens operational excellence across the organization by joining together experienced management teams with deep channel relationships and expertise

GRAND DESIGN OVERVIEW

- Fast-growing and highly profitable manufacturer in the towables market
- Experienced management team with over 80 years of combined leadership experience in the RV industry
- Strong portfolio of premium brands:



TRANSACTION SUMMARY

Financing & Leverage Profile

- $500 million cash and stock transaction, including tax assets valued at over $75 million: $395 million in cash and $105 million in new Winnebago shares issued to sellers
- Following the transaction, Grand Design shareholders will own approximately 14.5% of Winnebago shares outstanding
- Expected debt to EBITDA ratio of approximately 2.5x* following transaction with a plan of reducing to under 1.5x by the end of 2018.

*Note: Represents unaudited financial information. EBITDA inclusive of $7mm of annual run rate synergies.

Compelling Financial Benefits

- Immediately accretive to Winnebago's growth profile, profit margins, and EPS, excluding transaction costs and anticipated synergies
- Anticipated run-rate cost synergies of $7 million, phased in over three years
- Additional upside potential from sharing of manufacturing best practices
- Enhanced cash flow generation

INCREASING SCALE AND MARGINS AND ENHANCING BALANCE

	WINNEBAGO IND.		GRAND DESIGN		COMBINED
Added Scale Revenue (in millions)	$975	+	$428	=	$1,403
Balanced Portfolio of Motorized and Towable RVs	9% Towables 91% Motorized	+	100% Towables	=	37% Towables 63% Motorized
Enhanced EBITDA Margin	7.4%	+	14.0%	=	9.4%

Source: Company data and filings. Note: Winnebago and Grand Design LTM 08/16.
Represents unaudited financial information; EBITDA margin excludes the impact of synergies.

LEADERSHIP

Combined company will be led by Winnebago CEO Michael Happe

Grand Design will operate as an independent unit within Winnebago and maintain its differentiated and nimble approach

Grand Design Co-Founder & CEO Don Clark will lead Grand Design unit along with existing management team

Forward Looking Statements and Reconciliations Forward Looking Statements This fact sheet may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to increases in interest rates, availability of credit, low consumer confidence, availability of labor, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a slowdown in the economy, increased material and component costs, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, integration of operations relating to mergers and acquisitions activities, any unexpected expenses related to ERP, risks relating to the consummation of our acquisition of Grand Design including, the possibility that the closing conditions to the contemplated transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; delay in closing the transaction or the possibility of non-consummation of the transaction; the potential for regulatory authorities to require divestitures in connection with the proposed transaction, the failure to consummate the debt transactions contemplated by the transaction with Grand Design, the possibility that we might have to pay a $35 million termination fee to Grand Design or additional damages for failing to close the transaction; the occurrence of any event that could give rise to termination of the agreement; the risk that shareholder litigation in connection with the contemplated transaction may affect the timing or occurrence of the contemplated transaction or result in significant costs of defense, indemnification and liability; risks inherent in the achievement of cost synergies and the timing thereof; risks related to the disruption of the transaction to Winnebago and Grand Design and its management; the effect of announcement of the transaction on Grand Design’s ability to retain and hire key personnel and maintain relationships with customers, suppliers and other third parties, risks related to integration of the two companies and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this fact sheet or to reflect any changes in the Company's expectations after the date of this fact sheet or any change in events, conditions or circumstances on which any statement is based, except as required by law. Non-GAAP Reconciliation The following information provides reconciliations of non-GAAP financial measures from operations, which are presented in the accompanying fact sheet, to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying fact sheet that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the fact sheet. The non-GAAP financial measures in the accompanying fact sheet may differ from similar measures used by other companies. The following tables reconcile the non-GAAP measure of Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) referred to in this fact sheet to the most directly comparable GAAP measure reflected in the Company’s financial statements. LTM Through August 2016 WGO(1) GD(1)(2) Pro Forma Net Income $ 45,496 $ 59,131 $ 104,627 Interest Expense - - - Provision for Taxes 20,702 158 20,860 Depreciation & Amortization 5,745 798 6,543 EBITDA $ 71,943 $ 60,087 $ 132,030 (1) Unaudited financial information (2) Reported Net Income excluding stock compensation